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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name: CORPORATE HIGH YIELD FUND III, INC.

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

      Corporate High Yield Fund III, Inc.
      800 Scudders Mill Road
      Plainsboro, New Jersey 08536

Telephone Number (including area code):  (609) 282-2800

Name and Address of Agent for Service of Process:

      The Corporation Trust Incorporated
      32 South Street
      Baltimore, Maryland 21202

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to
      Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

      YES |X|                                            NO |_|

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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Plainsboro and State of New Jersey on the 18th day of November, 1997.

                                          CORPORATE HIGH YIELD FUND III, INC.

                                          By: /s/ Bradley J. Lucido
                                             -----------------------------------
                                             Bradley J. Lucido
                                             President